Exhibit 99.2

May 6, 2014

Dear Fellow Shareholders:

We are thrilled to report 20% online revenue growth in Q1 2014 as compared with Q1 2013.

Our strategy to use our strong balance sheet and healthy cash flow to invest in the business during the downturn is paying off. We continue to make progress with the roll-out of IT Deal Alert™ and with the continued expansion of our direct international operations.

Our revenue for the three months ended March 31, 2014 grew 18%, to $23 million, when compared with the same period in 2013. This growth was primarily driven by two factors: continued growth of international revenue for our online products, and further adoption of our new IT Deal Alert™ offering. Both of these factors remain key areas of focus for our management team, and we believe they are both positioned for significant continued revenue growth. IT Deal Alert is a subscription service that leverages our proprietary audience activity data to enable us to identify purchase intent among our audience of IT professionals. At the same time, our international business is benefitting from the continued shift in adoption of online tools from traditional print sources by IT professionals in overseas markets.

In regards to IT Deal Alert, it continues to gain traction in the market with approximately 125 customers using the service in Q1 2014. Our customers are looking for predictive data they can use to increase the productivity and efficiency of their sales and marketing teams. The most telling and powerful data for predictive selling is real time purchase intent data. Our strategy is to continue to use our proprietary purchase intent data to help our customers solve their biggest problems. One of our customers’ challenges is how to prioritize their existing prospect databases. In addition, they struggle with effectively following up on the leads they generate. IT Deal Alert offers a solution to both of these problems. As sales analytics systems become more readily available and easy-to-use, we believe that we are well positioned over the coming years to build a sizable data subscription business around our proprietary IT purchase intent data. We believe that our content model combined with our large and loyal audience creates meaningful barriers to entry.

In the three months ended March 31, 2014, our international online revenues increased in excess of 20% compared with the same period in 2013. We expect that 2014 will be the 6th consecutive year that international online revenue will grow by at least 20% from the prior year.

Updated 2014 Guidance

We are raising our forecast for 2014 from our previous guidance for year-over-year growth issued on February 12, 2014.

	Previous 2014 Guidance (2/12/14)	Updated 2014 Guidance (5/6/14)
Revenue	Double-Digit	Low-to-Mid-Teens

IT Deal Alert	At least Triple	Quadruple

Adjusted EBITDA	At least 50%	At least 80%

Q1 2014 Results

Our revenue for Q1 2014 grew 18%, to $23 million, when compared with the same period in 2013. This growth was primarily driven by two factors: continued growth of international revenue for our online products, and further adoption of our new IT Deal Alert offering. Both of these factors remain key areas of focus for our management team, and we believe they are both positioned for significant continued revenue growth. In Q1, lead generation remained our primary source of revenue, while project opportunity information, driven by growth in our IT Deal Alert product, contributed approximately 15% of revenue as compared with a minimal amount for the same period in 2013.

Adjusted EBITDA (earnings before interest, other income and expense, income taxes, depreciation and amortization, as further adjusted to eliminate stock-based compensation) for Q1 2014 increased to $3.2 million compared to $0.3 million for Q1 2013.

Total gross profit margin for Q1 2014 was 71%, compared to 66% for Q1 2013. Online gross profit margin increased to 72% in Q1 2014, compared to 68% for Q1 2013. Events gross profit margin increased to 39% for Q1 2014, as compared to 37% for Q1 2013.

IT Deal Alert Update

As previously stated, our strategy to scale this business consists of four elements: 1. We want to continue to drive adoption by our customers; 2. We want to renew our existing IT Deal Alert customers at a high rate; 3. As most of our customers are still testing the service within one technology segment, we want our customers to eventually buy multiple segments; 4. Our long term strategy is to migrate customers who are currently buying this service quarterly to buy the service as an annual subscription.

While it is too early to draw firm conclusions from our results against these four efforts, we are encouraged by the early progress we have made and the trend is clear that sales and marketing management prefer using data to drive IT purchase decisions. We are well positioned to benefit from this trend.

We are making good progress against all of these initiatives. We’ve added approximately 25 new customers in Q1. Early renewal data for our top 100 customers’ initial contracts is in excess of 70% and renewal conversations are still ongoing that have the potential to improve this rate. Our revenue renewal rate for these contracts is better than 200% as many customers are adding additional segments when they get past their initial test phase. We have signed our first handful of annual contracts.

We recently launched IT Deal Alert: Account Watch. This product is available for approximately 80 different technology segments. This service is sold only on an annual subscription basis with a list price of $60,000 per year, per segment. Account Watch is fully integrated with Salesforce.com, which is the primary CRM system used by our customers.

We had previously stated that IT Deal Alert revenue would at least triple for full-year 2014. We are updating that guidance today to state that we are now forecasting that IT Deal Alert revenue will quadruple in 2014.

International Update

The migration of IT vendors’ international marketing budgets from offline vehicles to online is several years behind the US. As these budgets are re-allocated to online, we believe we will continue to benefit from our extensive content platform and our leadership position among the largest IT vendors. We continue to develop our direct operations in the UK. We are optimistic about our prospects in the rest of Europe as we have only been direct in France since 2012 and in Germany, the largest IT market in Europe, since mid-2013. We continue to add sales resources in the Asia-Pacific (APAC) region, including appointing our first APAC VP of Sales. While our presence in Latin America is still relatively small, it is our fastest growing region.

During the first quarter, we introduced IT Deal Alert Qualified Sales Opportunities in the UK. IT Deal Alert revenue in the UK accounted for roughly 10% of overall IT Deal Alert revenue in Q1. We have plans to roll out IT Deal Alert Qualified Sales Opportunities in the rest of Europe and in APAC later this year.

Traffic Update

Organic search-driven and direct website traffic was up 35% in Q1 with organic and direct traffic representing over 90% of all traffic in the quarter. This is a testament to the power of our targeted content model, which is the foundation of our data business. It is also important because it is one of the main reasons why we enjoyed 72% online gross margins in Q1.

Balance Sheet

Our balance sheet remains strong. As of March 31, 2014, our cash, cash equivalents and investments totaled $32.3 million and we had no outstanding bank debt.

Q2 2014 Guidance

We expect overall revenue in Q2 2014 to be between $24.5 and $26.2 million. We expect online revenue to be between $22.5 and $24.0 million. We expect event revenue to be between $2.0 and $2.2 million. We expect Adjusted EBITDA to be between $3.4 and $5.0 million.

Summary

2014 is off to a good start. We will continue to aggressively execute on our strategic plans for IT Deal Alert and international growth, as they both offer large market opportunities. We look forward to sharing more good news in future quarters.

Sincerely,

Greg Strakosch

Forward Looking Statements

Certain matters included in this Letter to Shareholders may be considered to be “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief or current expectations of the Company and members of our management team. All statements contained in this Letter to Shareholders, other than statements of historical fact, are forward-looking statements, including those regarding: guidance on our future financial results and other projections or measures of our future performance; our expectations concerning market opportunities and our ability to capitalize on them; and the amount and timing of the benefits expected from acquisitions, from new products or services and from other potential sources of additional revenue. Investors and prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. These statements speak only as of the date of this Letter to Shareholders and are based on our current plans and expectations, and they involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, those relating to: market acceptance of our products and services, including particularly continued increased sales of our IT Deal Alert offering and continued increased international growth; relationships with customers, strategic partners and our employees; difficulties in integrating acquired businesses; and changes in economic or regulatory conditions or other trends affecting the Internet, Internet advertising and information technology industries. These and other important risk factors are discussed or referenced in our Annual Report on Form 10-K filed with the Securities and Exchange Commission, under the heading “Risk Factors” and elsewhere, and any subsequent periodic or current reports filed by us with the SEC. Except as required by applicable law or regulation, we do not undertake any obligation to update our forward-looking statements to reflect future events or circumstances.